Exhibit 99.1
Liberty Latin America Reports Q2 & H1 2021 Results
Operating momentum with ~190,000 fixed and mobile subscribers added in Q2
Strong growth across key financial metrics as markets recover from COVID-19
~360,000 homes passed / upgraded YTD, full-year target raised to over 700,000
Expect to close acquisition of Telefónica Costa Rica's operations by mid-August
Denver, Colorado - August 4, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1 2021”) ended June 30, 2021.
CEO Balan Nair commented, “Building on a strong start to the year, we continued to drive healthy subscriber additions in Q2 across both our fixed and mobile products. Fixed RGU additions of 73,000 in the quarter took our first half performance to 149,000, nearly twice the amount we added in H1 2020. In mobile, we reported a best ever quarter for the group with 118,000 subscriber additions, compared to losses in the prior year where we experienced the initial impacts of COVID-19. These results are particularly encouraging as our markets continue to be affected to varying degrees by the pandemic and are yet to fully recover.”
“There is a clear opportunity to increase penetration of fixed services across our markets, led by broadband, and during H1 we added or upgraded approximately 360,000 homes with fiber technologies, representing our highest ever six-month period of activity. I'm pleased to confirm our new target for the year of over 700,000 homes to be added or upgraded while maintaining our guidance for P&E additions as a percentage of revenue at approximately 18%. We remain committed to bringing high-speed connectivity to more customers in the region.”
“The group reported $1.2 billion in revenue, $160 million of operating income, and $464 million in Adjusted OIBDA in the second quarter. We delivered operating income growth of 178%, reported Adjusted OIBDA growth of 40%, and double-digit rebased Adjusted OIBDA growth of 10%, as our largest markets returned to pre-COVID levels, with the exception of VTR where we are stabilizing performance following a challenging period last year. In addition to a strong performance compared to the prior-year quarter, which was our weakest financially since the pandemic began, revenue and Adjusted OIBDA were also higher sequentially, evidencing continued progress.”
“Our first half cash flow from operations and Adjusted Free Cash Flow were $444 million and $93 million, respectively, representing solid growth over the prior-year period as we continue to focus on improving cash generation. During the quarter, we recommenced share repurchases under our previously announced program.”
“Our inorganic strategy is an important driver of stakeholder value and we are excited to have received the required authorizations to acquire Telefónica Costa Rica's operations, with closing to follow shortly. The transaction will create an innovative converged provider in the country. Combined with our fixed business, Cabletica, we plan to deliver added value to customers through expanded product offerings, state-of-the-art infrastructure, and outstanding customer service levels.”
“As we enter the second half of 2021, we are focused on maintaining our positive momentum through the delivery of compelling consumer propositions across our expanding fixed footprint. Our organic opportunity is bolstered by last year's acquisition of Liberty Mobile in Puerto Rico and the upcoming addition of Telefónica Costa Rica's operations, with the respective in-market combinations expected to generate significant synergies and improved full-service product suites.”

Business Highlights
•C&W Caribbean & Networks: strong subscriber growth and financial results
◦Record Q2 RGU additions; 119,000 subscribers added over the last twelve months
◦Reported and rebased Adj. OIBDA growth of 13% and 14%, respectively
•C&W Panama: continued operating & financial recovery following severe impacts of COVID-19
◦Q2 RGU additions of 9,000 and mobile subscriber additions of 60,000
◦Double-digit reported and rebased revenue and Adj. OIBDA growth
•Liberty Puerto Rico: another strong quarter across both fixed and mobile operations
◦Broadband penetration growth drove 22,000 RGU additions in Q2
◦Strong reported and rebased Adj. OIBDA growth of 208% and 21%, respectively
•VTR: sequential stabilization; network expansion and improved service levels
◦Subscriber base stable following challenges in H2 2020
◦Added >130,000 new build / upgraded homes in the quarter, nearly double Q1 activity
•Cabletica: positioned to become a leading full-service operator in Costa Rica
◦Record Q2 RGU additions of 11,000, driven by broadband
◦Combination with Telefónica's mobile business to create compelling converged provider

LLA 2021 Financial Guidance - Update
•Reconfirming P&E additions as a percentage of revenue at ~18%; including:
◦Increasing homes passed added or upgraded to over 700,000 from ~600,000
•Reconfirming our Adjusted FCF guidance of ~$200 million

Additional information, including historic quarterly revenue, adjusted OIBDA, and P&E additions under our updated reporting segments, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q2 2021	Q2 2020	YoY Growth	YoY Rebase Growth[1]	H1 2021	H1 2020	YoY Growth	YoY Rebase Growth[1]

(USD in millions)
Revenue	$1,168	$849	38%	8%	$2,328	$1,780	31%	4%
Adjusted OIBDA[2]	$464	$333	40%	10%	$913	$697	31%	6%
Operating income (loss)	$160	$(206)	178%		$338	$(98)	445%
Property & equipment additions	$215	$153	40%		$367	$286	28%
As a percentage of revenue	18.4%	18.1%			15.8%	16.1%

Adjusted FCF[3]	$35	$130			$93	$81
Cash provided by operating activities	$240	$239			$444	$354
Cash used by investing activities	$(215)	$(116)			$(341)	$(263)
Cash provided (used) by financing activities	$(30)	$132			$303	$587

Operating Highlights[4]	Q2 2021	Q2 2020	YoY Growth	YoY FX-Neutral Growth[5]

Total Customers	3,233,500	3,198,500	1%
Organic customer adds	18,800	20,600
Total RGUs	6,332,700	6,120,300	3%
Organic RGU adds (losses)	73,200	18,700
Broadband	24,800	46,700
Video	12,100	(15,800)
Telephony	36,300	(12,200)
Mobile subscribers*	4,623,900	3,309,700	40%
Organic mobile adds (losses)	117,700	(310,100)
Fixed ARPU	$49.66	$46.35	7%	3%
Mobile ARPU*	$19.14	$11.38	68%	68%

* Q2 2021 figures include mobile subscribers and ARPU related to operations in Puerto Rico and USVI. These operations were acquired on October 31, 2020 and therefore not included in Q2 2020 subscriber data.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2021	2020	%	Rebased %	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$434.2	$404.9	7	8	$864.0	$856.9	1	2
C&W Panama	128.1	112.2	14	15	250.1	250.5	—	—
Liberty Puerto Rico	360.4	109.1	230	11	721.7	213.7	238	13
VTR	209.3	193.1	8	(6)	419.6	399.5	5	(7)
Cabletica	36.3	34.6	5	13	72.5	68.3	6	14
Corporate	5.4	—	N.M.	N.M.	10.8	—	N.M.	N.M.
Eliminations	(5.7)	(5.0)	N.M.	N.M.	(10.8)	(9.0)	N.M.	N.M.
Total	$1,168.0	$848.9	38	8	$2,327.9	$1,779.9	31	4
N.M. – Not Meaningful.
•Our reported revenue for the three and six months ended June 30, 2021 increased by 38% and 31%, respectively.
◦Reported revenue growth in Q2 2021 and H1 2021 was driven by (1) the addition of $236 million and $476 million, respectively, from Liberty Mobile, which was acquired on October 31, 2020, (2) double-digit growth in our legacy Liberty Puerto Rico operations, (3) organic growth across C&W Caribbean & Networks and, for the three month comparison, C&W Panama, and (4) net positive foreign exchange ("FX") impacts of $19 million and $29 million, respectively. These increases were partially offset by organic declines in VTR.

Q2 2021 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: revenue grew on a reported and rebased basis by 7% and 8%, respectively, as markets continued to recover from the initial impacts of COVID-19. The lower reported growth was primarily driven by adverse currency movements.
◦B2B revenue grew 6% on both a reported and rebased basis, as compared to the prior-year period. Year-over-year growth was driven by continued recovery in mobile usage and demand for data services across business customers as economic activity and mobility improved. The prior year was also negatively impacted by temporary credits provided to customers. Our subsea network contributed to year-over-year growth.
◦Fixed residential revenue was 4% and 5% higher on a reported and rebased basis, respectively, as compared to the prior-year period. Rebased performance continued to be driven by volume growth as 119,000 RGUs, 8% of the total base, were added over the past twelve months, over half of which were broadband subscribers.
◦Mobile revenue performance was strong in the quarter, up by 16% on a reported basis and 19% on a rebased basis, as compared to the prior-year period. The increase was driven by ARPU primarily due to the relaxing of COVID-19 lockdowns and restrictions in most of our markets. Inbound roaming revenue was also higher in the quarter following the relaxing of travel restrictions.

•C&W Panama: revenue increased by 14% on a reported basis and 15% on a rebased basis as our operations in Panama continued to recover from the impacts COVID-19.
◦B2B revenue was 29% higher on a reported and rebased basis, primarily due to increased non-recurring revenue, including Government-related projects responding to COVID-19 and providing services such as video surveillance. Higher demand from corporate and Government customers also drove growth in mobile services revenue.
◦Fixed residential revenue was 2% lower on a reported basis and 1% higher on a rebased basis as volume growth was offset by lower ARPU year-over-year where there was an increase in out-of-bundle usage in the prior year, and retention activity led to moves to lower plans.
◦Mobile revenue grew 10% on both a reported and rebased basis, primarily due to a higher average number of mobile subscribers on prepaid plans and increased volumes of handset sales, as COVID-19 related lockdowns in 2020 negatively impacted customers’ ability to purchase handsets.
•Liberty Puerto Rico: revenue grew by 230% and 11% on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Liberty Mobile in the quarter. Our legacy Puerto Rico business delivered double-digit revenue growth driven by volume growth as we added 124,000 RGUs over the last twelve months while also increasing ARPU for broadband services as customers moved to higher tier plans. Liberty Mobile grew by 7% year-over-year on a rebased basis driven by higher ARPU and increased handset sales.
•VTR: revenue increased by 8% on a reported basis and declined by 6% on a rebased basis. The higher reported growth as compared to the prior-year period was driven by a 13% depreciation of the U.S. dollar relative to the Chilean peso. We reported a stable fixed subscriber base in Q2, however, carryover effects from subscriber losses during the second half of 2020 continued to impact rebased revenue performance. ARPU was relatively flat year-over-year on an FX-neutral basis as competitive intensity leading to discounting of bundles was offset by higher video ARPU as premium sports resumed.
•Cabletica: revenue grew by 5% and 13% on a reported and rebased basis, respectively. This was driven by increased broadband subscribers and ARPU growth.
Operating Income (Loss)
•Operating income (loss) was $160 million and ($206 million) for the three months ended June 30, 2021 and 2020, respectively, and $338 million and ($98 million) for the six months ended June 30, 2021 and 2020, respectively.
◦We reported operating income during the three and six months ended June 30, 2021, as compared with operating losses for the corresponding periods during 2020, primarily driven by the benefits of (i) increases in Adjusted OIBDA, as further discussed below, and (ii) lower impairment, restructuring and other operating items, net, as we incurred impairment charges totaling $276 million during the second quarter of 2020 at C&W Panama and various reporting units within the C&W Caribbean and Networks segment.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2021	2020	%	Rebased %	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$188.1	$166.7	13	14	$369.4	$353.7	4	5
C&W Panama	45.6	36.9	24	24	89.6	82.7	8	9
Liberty Puerto Rico	161.4	52.4	208	21	311.3	102.9	203	24
VTR	68.7	73.1	(6)	(18)	139.2	153.2	(9)	(19)
Cabletica	12.7	13.2	(4)	3	26.8	26.5	1	9
Corporate	(12.5)	(9.7)	(29)	(29)	(23.0)	(22.5)	(2)	(2)
Total	$464.0	$332.6	40	10	$913.3	$696.5	31	6

Operating income margin	13.7%	(24.3)%			14.5%	(5.5)%

Adjusted OIBDA margin	39.7%	39.2%			39.2%	39.1%
•Our reported Adjusted OIBDA for the three and six months ended June 30, 2021 increased by 40% and 31%, respectively.
◦Reported Adjusted OIBDA increases in Q2 2021 and H1 2021 were largely driven by (1) the addition of $98 million and $184 million, respectively, contributed by Liberty Mobile (2) strong organic growth in our legacy Liberty Puerto Rico operations, C&W Caribbean & Networks and C&W Panama, and (3) net positive FX impacts of $5 million and $9 million, respectively. These increases were partially offset by declines in VTR.
Q2 2021 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA increased on a reported and rebased basis by 13% and 14%, respectively. Rebased growth was driven by the aforementioned rebased revenue performance, combined with robust cost management as Adjusted OIBDA margin improved by over 200 basis points (on a reported basis) year-over-year. Direct costs were higher year-over-year as (i) certain premium programming had been postponed in the prior-year period due to the pandemic, and (ii) we had higher equipment sales in the current year as COVID-19 related restrictions were eased. Other operating costs and expenses rose overall as reduced bad debt charges and lower personnel costs due to ongoing restructuring activities were more than offset by increased network costs and higher marketing and sales costs from promotional activities, which had been reduced in the prior year period.
•C&W Panama: Adjusted OIBDA was 24% higher on a reported and rebased basis. Performance was driven by the aforementioned revenue growth, and cost management with Adjusted OIBDA margin improving by over 250 basis points (on a reported basis) year-over-year. Direct costs increased due to the higher non-recurring project revenue and equipment sales. Other operating costs and expenses reduced year-over-year as lower bad debt provisions more than offset increased personnel costs as operating activity recovered.
•Liberty Puerto Rico: reported and rebased Adjusted OIBDA growth of 208% and 21%, respectively. Reported growth was driven by the inclusion of Liberty Mobile in the quarter. For our legacy operations, rebased growth was driven by the previously mentioned revenue growth, partly offset by (i) annual increases in programming rates and (ii) higher labor and commercial costs. Liberty Mobile reported double-digit rebased Adjusted OIBDA growth driven by revenue growth and lower overall costs. We have incurred modest integration costs of $3 million related to the Liberty Mobile acquisition year-to-date, and anticipate these will increase in the second half as we expect to spend a total of approximately $20 million in 2021.
•VTR: Adjusted OIBDA declined on a reported and rebased basis by 6% and 18%, respectively. The lower reported year-over-year decline was driven by a depreciation of the U.S. dollar relative to the Chilean peso. The rebased Adjusted OIBDA decline was driven by the aforementioned revenue impacts and higher costs. Direct costs increased as higher content costs were only partly offset by reduced MVNO rates. Other operating costs and expenses were lower in the quarter, as lower bad debt provisions and cost savings from a restructuring program implemented earlier in the year were partly offset by increased network activities.
•Cabletica: reported Adjusted OIBDA decline of 4% and rebased growth of 3%. Rebased growth was driven by the previously mentioned revenue growth.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $4 million and ($393 million) for the three months ended June 30, 2021 and 2020, respectively, and $92 million and ($574 million) for the six months ended June 30, 2021 and 2020, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	USD in millions

Customer Premises Equipment	$77.5	$56.9	$151.1	$124.0
New Build & Upgrade	33.1	29.0	58.6	57.2
Capacity	36.6	22.0	53.7	28.1
Baseline	44.7	26.6	71.6	46.2
Product & Enablers	22.8	18.8	32.1	30.7
Property & equipment additions	214.7	153.3	367.1	286.2
Assets acquired under capital-related vendor financing arrangements	(19.5)	(29.7)	(38.3)	(53.3)
Changes in current liabilities related to capital expenditures	3.4	(1.4)	5.4	38.5
Capital expenditures	$198.6	$122.2	$334.2	$271.4

Property & equipment additions as % of revenue	18.4%	18.1%	15.8%	16.1%

Property & Equipment Additions:
C&W Caribbean & Networks	$73.2	$63.7	$122.8	$121.0
C&W Panama	20.1	17.8	30.8	31.0
Liberty Puerto Rico	51.2	19.6	84.9	32.9
VTR	55.8	43.3	102.5	84.2
Cabletica	7.3	6.9	14.6	10.9
Corporate	7.1	2.0	11.5	6.2
Property & equipment additions	$214.7	$153.3	$367.1	$286.2

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean & Networks	16.9%	15.7%	14.2%	14.1%
C&W Panama	15.7%	15.9%	12.3%	12.4%
Liberty Puerto Rico	14.2%	18.0%	11.8%	15.4%
VTR	26.7%	22.4%	24.4%	21.1%
Cabletica	20.1%	19.9%	20.1%	16.0%

New Build and Homes Upgraded by Reportable Segment:
C&W Caribbean & Networks	41,700	17,700	62,700	34,900
C&W Panama	38,700	36,500	60,200	61,700
Liberty Puerto Rico	6,600	6,200	8,700	13,400
VTR	134,600	4,600	211,300	33,900
Cabletica	9,700	7,100	16,300	8,600
Total	231,300	72,100	359,200	152,500

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at June 30, 2021:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$404.7	$1.1	$405.8	$411.0
C&W2	4,196.7	0.8	4,197.5	534.3
Liberty Puerto Rico	2,610.0	10.8	2,620.8	112.8
VTR	1,595.6	—	1,595.6	247.5
Cabletica	126.9	—	126.9	5.5
Total	$8,933.9	$12.7	$8,946.6	$1,311.1

Consolidated Leverage and Liquidity Information:			June 30, 2021	March 31, 2021
Consolidated gross leverage ratio[3]			5.0x	5.0x
Consolidated net leverage ratio[3]			4.2x	4.3x
Average debt tenor[4]			6.3 years	6.5 years
Fully-swapped borrowing costs			6.0%	6.0%
Unused borrowing capacity (in millions)[5]			$1,210.6	$1,219.7
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean & Networks and C&W Panama reporting segments.
3.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations and the impact of Liberty Mobile on the ratios, see Non-GAAP Reconciliations below.
4.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
5.At June 30, 2021, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2021 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under “Material Changes in Financial Condition” in our recently filed Quarterly Report on Form 10-Q.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — June 30, 2021 vs March 31, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	7,900	7,900	9,700	2,400	11,200	12,700	26,300	50,400	4,500	54,900
The Bahamas	—	—	2,300	700	1,300	900	2,900	(2,800)	400	(2,400)
Trinidad and Tobago	1,000	1,000	200	(900)	—	1,000	100	—	—	—
Barbados	—	—	300	1,000	900	300	2,200	2,000	900	2,900
Other	400	400	(2,600)	(100)	(400)	700	200	(1,100)	3,800	2,700
Total C&W Caribbean & Networks	9,300	9,300	9,900	3,100	13,000	15,600	31,700	48,500	9,600	58,100
C&W Panama	26,800	26,800	(600)	2,200	3,800	2,800	8,800	52,800	7,300	60,100
Total C&W	36,100	36,100	9,300	5,300	16,800	18,400	40,500	101,300	16,900	118,200
Liberty Puerto Rico	6,400	6,400	16,300	3,800	12,600	5,400	21,800	(5,000)	11,000	6,000
VTR	117,000	130,500	(11,000)	2,000	(11,200)	9,200	—	(700)	(5,800)	(6,500)
Cabletica	7,800	7,800	4,200	1,000	6,600	3,300	10,900	—	—	—
Total Net Adds	167,300	180,800	18,800	12,100	24,800	36,300	73,200	95,600	22,100	117,700

Q2 2021 Adjustments:
VTR[1]	—	—	(2,700)	(300)	(400)	(2,100)	(2,800)	—	—	—
Net Adds	167,300	180,800	16,100	11,800	24,400	34,200	70,400	95,600	22,100	117,700
1.VTR's non-organic adjustment relates to RGUs that were disconnected prior to April 1, 2021.

C&W Caribbean & Networks
•Fixed additions led by Jamaica with 26,000 RGUs added in the quarter and close to 100,000 over the last twelve months.
•Mobile subscribers grew by 58,000, a significant swing as compared to the prior year quarter where COVID-19 led to a loss in subscribers. The result also represented an improvement compared to our seasonally soft Q1. Jamaica drove the segment performance with 55,000 net additions.
C&W Panama
•Panama continued to grow its RGU base, adding 9,000 subscribers in the quarter.
•Mobile operations delivered a consistent and strong quarter with 60,000 subscriber additions. Panama has now added over 200,000 subscribers in the last twelve months following a significant loss in Q2 2020.
Liberty Puerto Rico
•Fixed additions of 22,000 RGUs represented continuing momentum in Puerto Rico with growth led by increased broadband penetration.
•Liberty Mobile delivered 6,000 net subscriber additions, with gains in postpaid more than offsetting a small loss in prepaid.
VTR
•VTR's RGU base was stable in the quarter. We continue to expand our footprint in Chile with a focus on differentiated customer service and products.
•We reported 7,000 fewer mobile subscribers in Q2 as COVID-19 continued to impact retail activity.
Cabletica
•RGU additions in Cabletica totaled 11,000 and were up 70% year-over-year as broadband penetration continued to drive the business.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[2]	$49.66	$46.35	7.1%	2.7%
C&W Caribbean and Networks	$48.35	$48.83	(1.0%)	0.7%
C&W Panama[2]	$37.62	$41.74	(9.9%)	(9.9%)
Liberty Puerto Rico	$77.51	$77.69	(0.2%)	(0.2%)
VTR[3]	$43.75	$37.51	16.6%	1.6%
Cabletica[4]	$42.19	$43.16	(2.2%)	5.2%
Cable & Wireless Borrowing Group[2]	$46.33	$47.60	(2.7%)	(1.3%)
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[5]	$19.14	$11.38	68.2%	68.1%
C&W Caribbean and Networks	$14.55	$13.13	10.8%	13.0%
C&W Panama	$8.45	$8.50	(0.6%)	(0.6%)
Liberty Puerto Rico	$43.89	$—	N.M.	N.M.
VTR[6]	$15.97	$15.22	4.9%	(8.6%)
Cable & Wireless Borrowing Group	$11.66	$11.01	5.9%	7.2%
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.ARPU per customer relationship for the three months ended June 30, 2020 has been revised to exclude revenue and customer relationships associated with the DTH operations in Panama that were shut down in January 2021.
3.The ARPU per customer relationship amounts in Chilean pesos for the three months ended June 30, 2021 and 2020 are CLP 31,328 and CLP 30,830, respectively.
4.The ARPU per customer relationship amounts in Costa Rican colones for Cabletica for the three months ended June 30, 2021 and 2020 are CRC 26,014 and CRC 24,730, respectively.
5.The amount for the three months ended June 30, 2020 does not include the revenue and mobile subscribers of Liberty Mobile as the business was acquired on October 31, 2020. Excluding Liberty Mobile in the three months ended June 30, 2021, ARPU would have increased year-over-year by 5.3% on a reported basis and 5.2% on an FX-Neutral basis.
6.The mobile ARPU amounts in Chilean pesos for the three months ended June 30, 2021 and 2020 are CLP 11,433 and CLP 12,510, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance and guidance, growth expectations, and Adjusted Free Cash Flow expectations for 2021; expected new build and upgrade activity in 2021 and estimated P&E additions as a percent of revenue; the anticipated impact of the COVID-19 pandemic (including the rollout of vaccines) on our business and financial results, and for the countries in which we operate; our digital strategy, product innovation and commercial plans and projects; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition; the timing and impact of the acquisition of Telefónica's Costa Rica business; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of Telefónica's Costa Rica business; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions, (ii) dispositions and (iii) FX. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.
5.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	June 30,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$39.6	$42.7
Broadband internet	78.5	70.5
Fixed-line telephony	21.3	24.2
Total subscription revenue	139.4	137.4
Non-subscription revenue	13.8	11.3
Total residential fixed revenue	153.2	148.7	3%	5%
Residential mobile revenue:
Service revenue	114.4	104.4
Interconnect, equipment sales and other	25.3	18.3
Total residential mobile revenue	139.7	122.7	14%	15%
Total residential revenue	292.9	271.4	8%	9%
B2B revenue:
Service revenue	206.0	183.5
Subsea network revenue	60.7	60.4
Total B2B revenue	266.7	243.9	9%	9%
Total	$559.6	$515.3	9%	9%

Operating income (loss)	$67.1	$(245.7)	(127)%

Adjusted OIBDA	$233.7	$203.6	15%	16%

Operating income (loss) as a percentage of revenue	12.0%	(47.7)%

Adjusted OIBDA as a percentage of revenue	41.8%	39.5%

Proportionate Adjusted OIBDA	$199.8	$177.5

	Six months ended
	June 30,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$80.1	$87.6
Broadband internet	155.8	141.5
Fixed-line telephony	42.1	48.5
Total subscription revenue	278.0	277.6
Non-subscription revenue	27.0	28.2
Total residential fixed revenue	305.0	305.8	—%	2%
Residential mobile revenue:
Service revenue	225.5	227.4
Interconnect, equipment sales and other	47.0	43.8
Total residential mobile revenue	272.5	271.2	—%	2%
Total residential revenue	577.5	577.0	—%	2%
B2B revenue:
Service revenue	404.9	396.9
Subsea network revenue	127.1	130.0
Total B2B revenue	532.0	526.9	1%	1%
Total	$1,109.5	$1,103.9	1%	1%

Operating income (loss)	$135.1	$(188.1)	(172)%

Adjusted OIBDA	$459.0	$436.4	5%	6%

Operating income (loss) as a percentage of revenue	12.2%	(17.0)%

Adjusted OIBDA as a percentage of revenue	41.4%	39.5%

Proportionate Adjusted OIBDA	$392.0	$378.2
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition, the shut down of our DTH operations in Panama and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2021	2021
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2026 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Total Senior Secured Credit Facilities		1,510.0	1,510.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,270.0
Other Regional Debt		342.9	344.1
Vendor financing		73.8	69.8
Finance lease obligations		0.8	1.2
Total third-party debt and finance lease obligations		4,197.5	4,195.1
Less: premiums, discounts and deferred financing costs, net		(28.0)	(28.9)
Total carrying amount of third-party debt and finance lease obligations		4,169.5	4,166.2
Less: cash and cash equivalents		(534.3)	(474.7)
Net carrying amount of third-party debt and finance lease obligations		$3,635.2	$3,691.5
•At June 30, 2021, our third-party total and proportionate net debt was $3.6 billion, our Fully-swapped Borrowing Cost was 5.6%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.0 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $200 million for Q2 2021 and $178 million for Q2 2020.
•Based on Q2 results, our Proportionate Net Leverage Ratio was 4.3x, calculated in accordance with C&W's Credit Agreement. At June 30, 2021, we had maximum undrawn commitments of $775 million, including $145 million under our regional facilities. At June 30, 2021, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2021 compliance reporting requirements.
•We expect P&E additions as a percentage of revenue in 2021 to be approximately 16%, at the upper end of our previously announced range.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility amount	2021	2021
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$167.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$500.0	500.0	500.0
Total Senior Secured Credit Facilities		500.0	500.0
Notes:
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
6.75% Senior Secured Notes due 2027	$1,290.0	1,290.0	1,290.0
Total Notes		2,110.0	2,110.0
Finance lease obligations		10.8	10.8
Total debt and finance lease obligations		2,620.8	2,620.8
Less: discounts and deferred financing costs		(39.2)	(39.9)
Total carrying amount of debt		2,581.6	2,580.9
Less: cash and cash equivalents		(112.8)	(128.1)
Net carrying amount of debt		$2,468.8	$2,452.8

•At June 30, 2021, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of debt was approximately 7.0 years.
•Based on our results for Q2 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 3.8x, calculated in accordance with LPR’s Group Credit Agreement.
•At June 30, 2021, we had maximum undrawn commitments of $168 million. At June 30, 2021, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2021 compliance reporting requirements.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for the period indicated, in accordance with U.S. GAAP.

	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	Change	2021	2020	Change
	CLP in billions, except % amounts

Revenue	150.0	158.7	(6)%	302.2	324.4	(7)%

Operating income	5.3	25.0	(79)%	18.7	52.9	(65)%

Adjusted OIBDA	49.4	60.2	(18)%	100.3	124.3	(19)%

Operating income as a percentage of revenue	3.5%	15.8%		6.2%	16.3%

Adjusted OIBDA as a percentage of revenue	32.9%	37.9%		33.2%	38.3%
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	June 30,		March 31,
	2021		2021
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Revolving Credit Facility A due 2026 (TAB[1]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)	$200.0	—	—
Total Senior Secured Credit Facilities		—	—
Notes:
Senior Secured Notes:
4.375% USD Senior Secured Notes due 2029	$410.0	300.2	294.7
5.125% USD Senior Secured Notes due 2028	$540.0	395.4	388.1
Senior Notes:
6.375% USD Senior Notes due 2028	$550.0	402.7	395.3
Total Notes		1,098.3	1,078.1
Vendor Financing		70.0	70.0
Total debt		1,168.3	1,148.1
Less: deferred financing costs		(19.4)	(17.4)
Total carrying amount of debt		1,148.9	1,130.7
Less: cash and cash equivalents		(181.3)	(99.6)
Net carrying amount of debt		967.6	1,031.1

Exchange rate (CLP to $)		732.2	718.7
1.     Tasa Activa Bancaria rate.

•At June 30, 2021, our Fully-swapped Borrowing Cost was 5.8% and the average tenor of debt (excluding vendor financing) was approximately 7.1 years.

•Based on our results for Q2 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 5.1x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At June 30, 2021, we had maximum undrawn commitments of $200 million (CLP 146 billion) and CLP 45 billion. At June 30, 2021, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the June 30, 2021 compliance reporting requirements.

Cabletica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	June 30,		March 31,
	2021		2021
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)	$49.2	30.5	30.1
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2024 (LIBOR + 4.25%)	$15.0	5.0	—
Debt before discounts and deferred financing costs		78.7	73.3
Less: deferred financing costs		(3.7)	(3.9)
Total carrying amount of debt		75.0	69.4
Less: cash and cash equivalents		(3.4)	(4.4)
Net carrying amount of debt		71.6	65.0

Exchange rate (CRC to $)		619.3	612.3
1.    Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

Subscriber Table

	Consolidated Operating Data — June 30, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks
Jamaica	629,000	629,000	313,000	132,700	279,900	269,900	682,500	1,027,600	29,700	1,057,300
The Bahamas	120,900	120,900	37,100	8,700	29,100	34,600	72,400	144,600	33,100	177,700
Trinidad and Tobago	336,200	336,200	157,700	105,300	141,500	88,300	335,100	—	—	—
Barbados	140,400	140,400	82,900	35,400	71,200	71,300	177,900	86,100	31,700	117,800
Other	334,000	314,200	229,100	74,700	180,100	119,900	374,700	338,300	55,600	393,900
Total C&W Caribbean & Networks	1,560,500	1,540,700	819,800	356,800	701,800	584,000	1,642,600	1,596,600	150,100	1,746,700
C&W Panama[1]	730,900	730,900	188,000	93,500	164,800	166,000	424,300	1,451,400	131,700	1,583,100
Total C&W	2,291,400	2,271,600	1,007,800	450,300	866,600	750,000	2,066,900	3,048,000	281,800	3,329,800
Liberty Puerto Rico[2,3]	1,146,400	1,146,400	508,600	242,200	462,100	247,700	952,000	229,200	797,500	1,026,700
VTR	4,041,600	3,632,200	1,441,600	1,068,900	1,266,300	517,300	2,852,500	10,100	257,300	267,400
Cabletica[4]	647,400	641,500	275,500	207,500	227,300	26,500	461,300	—	—	—
Total	8,126,800	7,691,700	3,233,500	1,968,900	2,822,300	1,541,500	6,332,700	3,287,300	1,336,600	4,623,900

1.RGU balances do not include 77,600 RGUs and 15,100 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services.

2.RGU balances do not include 14,700 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan".

3.As of June 30, 2021, postpaid mobile subscribers include 127,300 Corporate Responsible Users (CRU). A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services. Mobile subscriber information associated with Liberty Mobile is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

4.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters. Annualized EBITDA includes pro forma EBITDA of Liberty Mobile for pre-acquisition periods.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions

Operating income (loss)	$160.2	$(206.0)	$338.4	$(98.2)
Share-based compensation expense	32.8	23.5	55.8	47.3
Depreciation and amortization	254.0	216.4	499.9	429.9
Impairment, restructuring and other operating items, net	17.0	298.7	19.2	317.5
Adjusted OIBDA	464.0	332.6	913.3	696.5
Less: Property and equipment additions	214.7	153.3	367.1	286.2
Adjusted OIBDA less P&E additions	$249.3	$179.3	$546.2	$410.3

Operating income (loss) margin[1]	13.7%	(24.3)%	14.5%	(5.5)%

Adjusted OIBDA margin[2]	39.7%	39.2%	39.2%	39.1%
1.Calculated by dividing operating income or loss by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions

Net cash provided by operating activities	$240.2	$238.7	$443.7	$353.6
Cash payments for direct acquisition and disposition costs	5.6	2.8	10.2	4.2
Expenses financed by an intermediary[1]	28.4	19.6	54.4	52.1
Capital expenditures	(198.6)	(122.2)	(334.2)	(271.4)
Distributions to noncontrolling interest owners	(1.3)	—	(1.3)	(0.7)
Principal payments on amounts financed by vendors and intermediaries	(45.4)	(47.9)	(87.9)	(91.7)
Pre-acquisition interest payments, net[2]	6.6	39.2	8.8	36.2
Principal payments on finance leases	(0.5)	(0.5)	(1.0)	(1.1)
Adjusted FCF	$35.0	$129.7	$92.7	$81.2
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amount for the 2021 period relates to (i) the Cabletica Term Loan B-1 Facility and Cabletica Term Loan B-2 Facility that were entered into in advance of the Telefónica-Costa Rica Acquisition, and (ii) the portion of interest paid in April 2021 that relates to pre-acquisition debt for the AT&T Acquisition. The amount for the 2020 period represents interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on cash held in escrow in advance of the closing of the AT&T Acquisition.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue and Adjusted OIBDA (i) to include the pre-acquisition revenue and Adjusted OIBDA of the AT&T Acquired Entities, which were acquired on October 31, 2020, in our rebased amounts for the three and six months ended June 30, 2020, (ii) to include the pre-acquisition revenue and Adjusted OIBDA of a small B2B operation in the Cayman Islands that was acquired during 2020 in our rebased amounts for the three and six months ended June 30, 2020, (iii) to exclude the revenue and Adjusted OIBDA of certain B2B operations in Puerto Rico that were disposed of in January 2021 in connection with the AT&T Acquisition from our rebased amounts for the three and six months ended June 30, 2020, (iv) to exclude the revenue and Adjusted OIBDA associated with our DTH operations in Panama, which were shut down in January 2021 from our rebased amounts for the three and six months ended June 30, 2020 and (v) to reflect the translation of our rebased amounts for the three and six months ended June 30, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2021. We have reflected the revenue and Adjusted OIBDA of acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.
The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Cabletica	Intersegment eliminations	Total
	In millions

Revenue – Reported	$404.9	$112.2	$109.1	$193.1	$34.6	$(5.0)	$848.9
Rebase adjustments:
Acquisitions	1.6	—	219.5	—	—	—	221.1
Disposals	—	(0.5)	(4.5)	—	—	—	(5.0)
Foreign currency	(4.7)	—	—	28.6	(2.4)	—	21.5
Revenue – Rebased	$401.8	$111.7	$324.1	$221.7	$32.2	$(5.0)	$1,086.5

Reported percentage change[1]	7%	14%	230%	8%	5%	N/A	38%

Rebased percentage change[2]	8%	15%	11%	(6)%	13%	N/A	8%

	Six months ended June 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Cabletica	Intersegment eliminations	Total
	In millions

Revenue – Reported	$856.9	$250.5	$213.7	$399.5	$68.3	$(9.0)	$1,779.9
Rebase adjustments:
Acquisitions	3.3	—	436.1	—	—	—	439.4
Disposals	—	(1.4)	(9.2)	—	—	—	(10.6)
Foreign currency	(11.7)	—	—	51.1	(4.7)	0.1	34.8
Revenue – Rebased	$848.5	$249.1	$640.6	$450.6	$63.6	$(8.9)	$2,243.5

Reported percentage change[1]	1%	—%	238%	5%	6%	N/A	31%

Rebased percentage change[2]	2%	—%	13%	(7)%	14%	N/A	4%
N/A – Not Applicable.
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Cabletica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$166.7	$36.9	$52.4	$73.1	$13.2	$(9.7)	$332.6
Rebase adjustments:
Acquisitions[1]	0.5	—	83.1	—	—	—	83.6
Disposals	—	(0.1)	(2.6)	—	—	—	(2.7)
Foreign currency	(1.8)	—	—	10.8	(0.9)	—	8.1
Adjusted OIBDA – Rebased	$165.4	$36.8	$132.9	$83.9	$12.3	$(9.7)	$421.6

Reported percentage change[2]	13%	24%	208%	(6)%	(4)%	(29)%	40%

Rebased percentage change[3]	14%	24%	21%	(18)%	3%	(29)%	10%

	Six months ended June 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Cabletica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$353.7	$82.7	$102.9	$153.2	$26.5	$(22.5)	$696.5
Rebase adjustments:
Acquisitions[1]	1.0	—	154.6	—	—	—	155.6
Disposals	—	(0.3)	(5.5)	—	—	—	(5.8)
Foreign currency	(4.3)	—	—	19.4	(1.8)	—	13.3
Adjusted OIBDA – Rebased	$350.4	$82.4	$252.0	$172.6	$24.7	$(22.5)	$859.6

Reported percentage change[2]	4%	8%	203%	(9)%	1%	(2)%	31%

Rebased percentage change[3]	5%	9%	24%	(19)%	9%	(2)%	6%
1.The acquisition-related adjustment for Liberty Puerto Rico with respect to the AT&T Acquired Entities includes $5 million and $11 million, respectively, of estimated standalone costs that are not covered by the transitional services agreement with AT&T. These costs represent activities that AT&T had performed on behalf of the AT&T Acquired Entities during the pre-acquisition periods. Costs associated with these activities are being directly incurred by us in post-acquisition periods and include insurance coverage, certain commissions costs, group audit and control activities and various other support activities, including for legal, human resources, customer service, supply chain and finance.
2.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
3.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$124.5	$76.5	$201.0	$203.9	$404.9
Rebase adjustments:
Acquisitions	—	—	—	1.6	1.6
Foreign currency	(1.6)	(1.4)	(3.0)	(1.7)	(4.7)
Revenue by product – Rebased	$122.9	$75.1	$198.0	$203.8	$401.8

Reported percentage change[1]	4%	16%	9%	6%	7%

Rebased percentage change[2]	5%	19%	10%	6%	8%

	Six months ended June 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$255.6	$169.0	$424.6	$432.3	$856.9
Rebase adjustments:
Acquisitions	—	—	—	3.3	3.3
Foreign currency	(4.1)	(3.3)	(7.4)	(4.3)	(11.7)
Revenue by product – Rebased	$251.5	$165.7	$417.2	$431.3	$848.5

Reported percentage change[1]	1%	2%	1%	—%	1%

Rebased percentage change[2]	2%	4%	3%	1%	2%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following tables set forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$24.2	$46.2	$70.4	$41.8	$112.2
Rebase adjustment – Disposal	(0.5)	—	(0.5)	—	(0.5)
Revenue by product – Rebased	$23.7	$46.2	$69.9	$41.8	$111.7

Reported percentage change[1]	(2)%	10%	6%	29%	14%

Rebased percentage change[2]	1%	10%	7%	29%	15%

	Six months ended June 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$50.2	$102.2	$152.4	$98.1	$250.5
Rebase adjustment – Disposal	(1.4)	—	(1.4)	—	(1.4)
Revenue by product – Rebased	$48.8	$102.2	$151.0	$98.1	$249.1

Reported percentage change[1]	(6)%	(2)%	(3)%	4%	—%

Rebased percentage change[2]	(3)%	(2)%	(2)%	4%	—%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.     Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following table sets forth the reconciliation from reported revenue to rebased revenue for our Liberty Puerto Rico segment.

	Three months ended June 30, 2020
	Legacy Liberty Puerto Rico	Liberty Mobile	Liberty Puerto Rico
	In millions

Revenue – Reported	$109.1	$—	$109.1
Rebase adjustments:
Acquisitions	—	219.5	219.5
Disposal	(4.5)	—	(4.5)
Revenue – Rebased	$104.6	$219.5	$324.1

Reported percentage change[1]	14%	N/A	230%

Rebased percentage change[2]	19%	7%	11%
N/A – Not Applicable.
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following table sets forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA for our Liberty Puerto Rico segment.

	Three months ended June 30, 2020
	Legacy Liberty Puerto Rico	Liberty Mobile	Liberty Puerto Rico
	In millions

Adjusted OIBDA – Reported	$52.4	$—	$52.4
Rebase adjustments:
Acquisitions	—	83.1	83.1
Disposal	(2.6)	—	(2.6)
Adjusted OIBDA – Rebased	$49.8	$83.1	$132.9

Reported percentage change[1]	21%	N/A	208%

Rebased percentage change[2]	27%	18%	21%
N/A – Not Applicable.
1.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
2.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

The following tables set forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended June 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$148.7	$122.7	$271.4	$243.9	$515.3
Rebase adjustments:
Acquisitions	—	—	—	1.6	1.6
Disposal	(0.5)	—	(0.5)	—	(0.5)
Foreign currency	(2.0)	(1.3)	(3.3)	(1.4)	(4.7)
Revenue by product – Rebased	$146.2	$121.4	$267.6	$244.1	$511.7

Reported percentage change[1]	3%	14%	8%	9%	9%

Rebased percentage change[2]	5%	15%	9%	9%	9%

	Six months ended June 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$305.8	$271.2	$577.0	$526.9	$1,103.9
Rebase adjustments:
Acquisitions	—	—	—	3.3	3.3
Disposal	(1.4)	—	(1.4)	—	(1.4)
Foreign currency	(4.3)	(3.2)	(7.5)	(4.2)	(11.7)
Revenue by product – Rebased	$300.1	$268.0	$568.1	$526.0	$1,094.1

Reported percentage change[1]	—%	—%	—%	1%	1%

Rebased percentage change[2]	2%	2%	2%	1%	1%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2020	Six months ended June 30, 2020
	In millions

Adjusted OIBDA – Reported	$203.6	$436.4
Rebase adjustments:
Acquisition	0.5	1.0
Disposal	(0.1)	(0.3)
Foreign currency	(1.8)	(4.3)
Adjusted OIBDA – Rebased	$202.2	$432.8

Reported percentage change[1]	15%	5%

Rebased percentage change[2]	16%	6%
1.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
2.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of June 30, 2021. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, ratios that would be calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of June 30, 2021 and March 31, 2021 are set forth below:

	June 30, 2021	March 31, 2021
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,794.3	$8,782.9
Discounts, premiums and deferred financing costs, net	152.3	156.0
Projected derivative principal-related cash payments[1]	114.1	150.9
Adjusted total debt and finance lease obligations	9,060.7	9,089.8
Less:
Cash and cash equivalents	1,311.1	1,305.6
Net debt and finance lease obligations	$7,749.6	$7,784.2
Adjusted OIBDA[2]:
Adjusted OIBDA for the three months ended December 31, 2020	N/A	428.0
Adjusted OIBDA for the three months ended March 31, 2021	449.3	449.3
Adjusted OIBDA for the three months ended June 30, 2021	464.0	N/A
Rebased Adjusted OIBDA – AT&T Acquired Entities[3]	—	26.8
Adjusted OIBDA – last two quarters	$913.3	$904.1
Annualized adjusted OIBDA – last two quarters annualized	$1,826.6	$1,808.2

Consolidated leverage ratio	5.0x	5.0x
Consolidated net leverage ratio	4.2x	4.3x
N/A – Not Applicable.
1.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of June 30, 2021 and March 31, 2021, respectively. For a discussion of our projected cash flows associated with derivative instruments, please see Item 3. Quantitative and Qualitative Disclosures About Market Risk—Projected Cash Flows Associated with Derivative Instruments in our most recently filed Quarterly Report on Form 10-Q.

2.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended June 30, 2021. A reconciliation of our operating income to Adjusted OIBDA for the three months ended December 30, 2020 and March 31, 2021 is presented in the following table:

	Three months ended December 31, 2020	Three months ended March 31, 2021
	in millions

Operating income	$103.3	$178.2
Share-based compensation expense	22.2	23.0
Depreciation and amortization	253.1	245.9
Impairment, restructuring and other operating items, net	49.4	2.2
Adjusted OIBDA	$428.0	$449.3
3.Reflects our calculation of Adjusted OIBDA, as defined by Liberty Latin America, based upon historical financial information of the AT&T Acquired Entities for the pre-acquisition period (October 1, 2020 to October 31, 2020 with respect to the March 31, 2021 ratio calculations) as adjusted primarily for (i) the impact of new rates pursuant to agreements with AT&T related to roaming, subsea and ethernet services, (ii) aligning the accounting policies of the AT&T Acquired Entities to those used by Liberty Latin America, (iii) the impact of the elimination of parent-company allocations included in the historical financial statements of the AT&T Acquired Entities that are replaced by costs for services provided through the transitional services agreement with AT&T, which generally relate to network operations, customer service, finance and accounting, information, technology, and sales and marketing, and (iv) estimated standalone costs not covered by the transitional services agreement with AT&T.

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

A reconciliation of C&W's operating income (loss) to total Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions

Operating income (loss)	$67.1	$(245.7)	$135.1	$(188.1)
Share-based compensation expense	9.8	7.9	16.7	15.3
Depreciation and amortization	139.6	155.9	285.5	303.5
Related-party fees and allocations	7.5	6.8	12.8	17.8
Impairment, restructuring and other operating items, net	9.7	278.7	8.9	287.9
Total Adjusted OIBDA	233.7	203.6	459.0	436.4
Noncontrolling interests' share of Adjusted OIBDA	33.9	26.1	67.0	58.2
Proportionate Adjusted OIBDA	$199.8	$177.5	$392.0	$378.2

A reconciliation of VTR's operating income to total Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	CLP in billions

Operating income	5.3	25.0	18.7	52.9
Share-based compensation expense	1.5	1.6	2.8	3.2
Related-party fees and allocations	1.0	1.9	2.6	5.7
Depreciation	39.3	30.2	70.3	59.5
Impairment, restructuring and other operating items, net	2.3	1.5	5.9	3.0
Total Adjusted OIBDA	49.4	60.2	100.3	124.3